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                                           EXHIBIT 10.20
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                            MARK IV INDUSTRIES, INC.
                             EXECUTIVE LOAN PROGRAM


      1. Purposes. Senior corporate executives of the Company find it necessary from time to time to borrow funds for various purposes, including to finance the exercise of stock options granted to them under the Company's various stock option plans or to pay income taxes associated with the exercise of such options or the vesting of restricted stock awards to them under the Company's restricted stock plans, or to finance their personal or family needs. Since the Company maintains working relationships with a substantial number of the major banks and other financial institutions, both foreign and domestic, the Board of Directors believes it desirable for executives involved in decisions on behalf of the Company in connection with transactions with such banks and financial institutions not to have borrowing relationships with such institutions. Accordingly, the Board of Directors believes it is in the best interests of the Company to establish a program for the making of loans to eligible senior executives upon the terms and condition set forth herein.

      2. Eligibility. Executives who are Mark IV Industries, Inc. officers and received awards pursuant to Mark IV Industries, Inc. Enhanced Executive Incentive Plan during fiscal 1990.

      3. Terms. Eligible executives may obtain loans in an amount up to four times his/her annual rate of salary during the calendar year in which the borrowing occurs; provided that the aggregate principal amount of loans outstanding at any time may not exceed such amount. Interest shall accrue at a rate equal to the effective average interest rate payable by the Company on borrowings under its principal revolving credit facility in effect from time to time with the Company's institutional lenders for a term of not more than twelve months, but in no event later than February 27th of the year of the borrowing. Interest shall be payable at the maturity of each loan.

      4.    How.  Written request made to the Chief Executive Officer.

      5. Miscellaneous. All principal and interest shall become due and payable within one year of the loan or upon the executive's employment ceasing for whatever reason. Each loan shall be evidenced by a promissory note of the executive in form and substance satisfactory to the Company's legal counsel. Any compensation due the executive at termination of employment may be used, subject to applicable law, to offset the principal and interest due and owing under his/her loan.